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                                                                   EXHIBIT 99(c)



                                                                April [18], 1996


AMR Corporation
4333 Amon Carter Blvd. - MD 5662
Fort Worth, TX 76155

Ladies and Gentlemen:

     This Letter Agreement sets forth the terms and conditions pursuant to which AMR Corporation (the "Company") has retained D. F. King & Co., Inc. ("King") in connection with a proposed redemption.

     The Company proposes to redeem all its outstanding 6 1/8% Convertible Subordinated Quarterly Income Capital Securities due 2024 (the "Debentures"), subject to the terms and conditions set forth in the Prospectus referred to below. Such redemption of the Debentures is herein referred to as the "Redemption".

     On any date prior to the Redemption, each Debenture holder may convert the Debentures into shares of the Company's Common Stock, par value $1.00 per share, by remitting a Letter of Transmittal. Such conversion of the Debentures is herein referred to as the "Conversion" and, collectively with the Redemption, is herein referred to as the "Transaction".

     1. The Company hereby retains King as Information Agent for advisory and consulting services in connection with the Transaction and requests and authorizes King to contact, and to provide information with respect to the Transaction to holders of the Debentures. For this purpose, King is authorized to use, and will be supplied by the Company with as many copies as King may reasonably request of, the following materials filed with the Securities and Ex-change Commission (the "Commission") or publicly released (or to be filed or publicly released) by the Company in connection with the Transaction (collectively, the "Transaction Materials"): (i) a Prospectus; (ii) the Letter
                                               -                 --
of Transmittal; (iii) Notice of Guaranteed Delivery; (iv) a Notice of
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Redemption; (v) press releases and newspaper advertisements, if any; (vi) letter
             -                                                        --
to securities dealers, banks and trust companies, and letter from securities dealers, banks and trust companies to their customers, if any; and (vii) any and
                                                                    ---
all amendments or supplements to any of the foregoing.
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AMR Corporation
April [18], 1996
Page 2


     2. The Company agrees to pay King as compensation for its services a fee of $5,000, plus $3.00 per telephone call received from each Debenture holder regarding the transaction, which is due upon the completion, expiration or termination of the Transaction. The Company further agrees to reimburse King for all out-of-pocket expenses incurred by King in retention hereunder. The Company further agrees and acknowledges that its obligation under this paragraph 2 is not in any way conditional upon the successful consummation of the Transaction.

     3. The Company agrees that King shall have the right to pass upon and approve any and all references to King in the Transaction Materials. The Company shall not file with the Commission, any other governmental or regula-tory authority or body or any court, or otherwise make public, any document containing any reference to King unless and until King shall have approved such reference. King hereby confirms its approval of the references to King in the Transaction Materials included in the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on April 19, 1996 and the exhibits thereto and to any further references in the Transaction Materials consistent with such references.

     4.  The Company represents and warrants to King that:

     (i) this letter agreement is a valid and binding agreement on the Company's part;

     (ii) all necessary corporate action will be duly taken by the Company prior to the commencement of the Transaction to authorize the Transaction;

     (iii) all Transaction Materials will comply, in all material respects, with the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, and none of the Transaction Materials, taken as a whole, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading;

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AMR Corporation
April [18], 1996
Page 3


     (iv) any action by the Company in connection with the Transaction will comply, in all material respects, with all applicable requirements of law including the applicable rules or regulations of any governmental or regulatory authority or body, and no material consent or approval of, or filing with, any governmental or regulatory authority or body is required in connection with any such action (or, if any such material consent, approval or filing is required it will be duly obtained or made); and

     (v) the Transaction and the execution, delivery and performance of this letter agreement, will not conflict with or result in a breach of or constitute a default under the Company's certificate of incorporation or by-laws, or any material agreement, indenture, mortgage, note or other instrument by which the Company is bound.

     5. King represents and warrants that this letter agreement is a valid and binding agreement on King's part and agrees that all actions taken by King in connection with the Transaction will comply, in all material respects, with all applicable requirements of law including the applicable rules or regulations of any governmental or regulatory authority or body. King agrees that it will not provide to any person any information in connection with the Transaction in addition to or inconsistent with the information contained in the Transaction Materials. In no event will King make any recommendation to anyone regarding whether to convert or redeem the Debentures. If such advice is requested, King will respond that it is not authorized to give such advice and shall recommend to the person requesting such advice that such person consult with his or her financial advisor or broker.

     6. The Company will advise King promptly of the occurrence of any event which causes it not to proceed with, or to withdraw or abandon, the Transaction. The Company will also advise King promptly of any amendment or supplement to any of the Transaction Materials.

     7. The Company hereby agrees to indemnify and hold harmless King, King's controlling persons, officers, directors, employees, agents and representatives (collectively, the "Indemnified Persons") from and against any and all losses, claims, damages, liabilities and expenses what-

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AMR Corporation
April [18], 1996
Page 4

soever (including but not limited to, all reasonable counsel fees, disbursements and other out-of-pocket expenses) incurred by such Indemnified Persons in investigating, preparing to defend or defending (or appearing or preparing for appearance as a witness in connection with) any claim, litigation, proceeding, investigation, or governmental or stock exchange inquiry, commenced or threatened arising out of or based upon facts or circumstances constituting violation of, or in conflict with, any of the representations and warranties set forth in paragraph 4 above, except to the extent such loss, claim, damage, liability or expense results from any Indemnified Person's willful misconduct or gross negligence or a violation of any representation, warranty, or covenant set forth in paragraph 5 above. The Company shall reimburse such Indemnified Persons for such counsel fees and disbursements and other out-of-pocket expenses at such time as they are paid or incurred by such Indemnified Persons. The foregoing indemnity shall be in addition to any liability which the Company might otherwise have to the Indemnified Persons.

     8. King agrees to notify the Company promptly of the assertion of any claim against any of the Indemnified Persons in connection with the Transaction and in respect of which a claim for indemnity is to be made hereunder. At the Company's election, unless there is a conflict of interest, the defense of the Indemnified Persons shall be conducted by the Company's counsel.
Notwithstanding the Company's election to assume the defense of such action or proceeding, an Indemnified Person may employ separate counsel to represent it or defend it in such action or proceeding and the Company will pay the reasonable fees and expenses of such counsel as set forth above if such Indemnified Person reasonably determines that there are defenses available to such Indemnified Person which are different from, or in addition to, those available to the Company, or if a conflict of interest exists which makes representation by counsel chosen by the Company not advisable; provided however, unless there are actual or potential conflicts of interest among the Indemnified Persons, the Company will not be required to pay the fees and expenses of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Company assumes, the Indemnified Persons shall nevertheless be entitled to participate in such action or

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AMR Corporation
April [18], 1996
Page 5


proceeding and retain its own counsel at such Indemnified Person's own expense. The Company shall not settle or compromise any such action or proceeding without the Indemnified Person's prior written consent, unless the terms of the settlement or compromise include an unconditional release of any such Indemnified Person from all liability or loss arising out of such action or proceeding.

     9. The representations and warranties contained in paragraphs 4 and 5 above and the indemnity agreement contained in paragraphs 7 and 8 above shall remain operative and in full force and effect regardless of: (i) the
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termination or consummation of the Transaction; and (ii) any investigation made
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by or on behalf of any party.

     10. This agreement shall be construed and enforced in accordance with the laws of the State of New York. It is agreed that any action, suit or proceeding arising out of or based upon this agreement shall be brought in the United States District Court for the Southern District of New York or any court of the State of New York of competent jurisdiction located in such District, and the parties hereto hereby consent to the in personam jurisdiction and venue of any
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such court and to service of process by certified mail, return receipt requested.

     If any provision of this agreement shall be held illegal or invalid by any court, this agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between the parties hereto to the fullest extent permitted by law.

     If the foregoing correctly sets forth the understanding between the Company and King, please indicate acceptance thereof in the space provided below for the purpose, whereupon this letter and the Company's acceptance

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AMR Corporation
April [18], 1996
Page 6


shall constitute a binding agreement between the parties hereto.

                                D. F. KING & CO., INC.



                                By:  ___________________________
                                     Name:
                                     Title:


Accepted as of the date first above written:

AMR Corporation



By:  ___________________________

Title:  Corporate Secretary

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